Exhibit 99.1

Porter Bancorp, Inc. Announces Fourth Quarter and 2010 Results

LOUISVILLE, Ky.--(BUSINESS WIRE)--February 4, 2011--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, with 18 full-service banking offices in Kentucky, today reported results for the fourth quarter and year ended December 31, 2010.

The Company reported a net loss available to common shareholders of $9.0 million, or $(0.77) per diluted share, for the fourth quarter of 2010 compared with a net loss of $256,000, or $(0.03) per diluted share, for the fourth quarter of 2009. Net loss available to common shareholders for 2010 was $6.2 million, or $(0.60) per fully diluted common share, compared with net income of $9.1 million, or $1.00 per fully diluted common share, for 2009.

“Porter Bancorp’s loss for the fourth quarter and 2010 was due to the continued weakness in the real estate market and its effects on values of collateral securing our loans and other real estate owned, as well as some customers’ ability to repay their loans,” stated Maria L. Bouvette, President and CEO of Porter Bancorp. “As a result of these trends, we charged off a high level of construction and land development loans at year-end and wrote-down other real estate owned (OREO) to reflect lower appraisal values.

“Our primary focus is to improve Porter Bancorp’s profitability, preserve our strong capital base and reduce the credit risks in our loan portfolio. Our core business remains solid with continued growth in our net interest margin and non-interest income since the fourth quarter of last year. Our capital ratios were strengthened during 2010 with capital raises of almost $32 million. At the end of 2010, our total risk-based capital ratio rose to 16.32% from 13.83% at year-end 2009, well above the 10.0% requirement for a well-capitalized institution.

“Our non-performing assets have increased from $119.5 million at September 30, 2010, to $128 million at December 31, 2010. The bulk of the non-performing assets are the result of weakness in our construction and land development portfolio. We have made solid progress in reducing our exposure to higher risk construction and land development loans. Since year-end 2008, our construction and land development loans are down 46.3% and represented only 15.3% of our loan portfolio at year-end 2010. We also continue to be diligent in moving non-performing loans through the system of collection or foreclosure to minimize our potential losses. We are diligently working to reduce our non-performing assets. We believe these measures will improve our future profitability when the economy strengthens in our markets,” continued Ms. Bouvette.

Fourth Quarter Results

  Net loss available to common shareholders was $9.0 million for the three months ended December 31, 2010, compared with a net loss of $256,000 for the fourth quarter of 2009. Net loss per fully diluted common share was $(0.77) in the fourth quarter of 2010 compared with $(0.03) per share in the fourth quarter of 2009.
  Net interest margin increased 3 basis points to 3.60% in the fourth quarter of 2010 compared with 3.57% in the fourth quarter of 2009. The increase in margin since last year benefited from a lower average cost of funds.
  We recorded a gain on sale of securities totaling $2.9 million during the fourth quarter. We made a strategic decision to liquidate certain mortgage backed securities and corporate bonds during the quarter.
  Average loans decreased 5.5% to $1.32 billion in the fourth quarter of 2010 compared with $1.39 billion in the fourth quarter of 2009. Net loans decreased 8.5% to $1.27 billion in the fourth quarter of 2010, compared with $1.39 billion at December 31, 2009. The decrease in loans is due to a slowdown in new loan originations in certain markets, loan charge-offs and transfers to OREO.
  Deposits decreased 4.1% to $1.47 billion compared with $1.53 billion at December 31, 2009. The decrease in deposits follows management’s strategy to match liability funding levels with lower loan balances.
  Total assets decreased 6.1% to $1.72 billion compared with $1.84 billion at December 31, 2009.
  Efficiency ratio was 107.5% in the fourth quarter of 2010, compared with 44.4% in the prior year fourth quarter. Our efficiency ratio increased due to higher non-interest expense, primarily OREO expense. Despite the higher credit-related costs, the Company continues to control its discretionary expenses.
  Non-performing loans increased $14.6 million, or 31.8%, during the fourth quarter to $60.4 million at December 31, 2010, compared with $45.8 million at September 30, 2010. The increase was primarily in the construction and land development segment of our business.
  Non-performing assets increased $8.6 million, or 7.2%, during the fourth quarter to $128.1 million at December 31, 2010, from $119.5 million at September 30, 2010. The increase was primarily attributable to non-performing loans moving through the collection, foreclosure and disposition process.

Net Interest Income

Net interest income decreased 5.5% to $14.1 million for the three months ended December 31, 2010, a decrease of $814,000, compared with $14.9 million for the same period in 2009. The decrease in net interest income was primarily attributable to lower average interest earning assets coupled with the impact of non-accrual loan levels. Net interest income rose 6.5% to $57.6 million for the year ended December 31, 2010, an increase of $3.5 million, compared with $54.1 million for the same period in 2009. The increase in net interest income was primarily attributable to an increase in net interest margin compared with 2009.

Net interest margin increased 3 basis points to 3.60% in the fourth quarter of 2010 from our margin of 3.57% in the prior year fourth quarter due primarily to lower cost of funds. The yield on earning assets declined 44 basis points from the 2009 fourth quarter while rates paid on interest-bearing liabilities declined 57 basis points. Net interest margin decreased 13 basis points to 3.60% from our margin of 3.73% in the third quarter of 2010 due primarily to a lower yield on average earning assets. The yield on earning assets declined 26 basis points while the cost of interest-bearing liabilities decreased 17 basis points from the third quarter of 2010.

Average earning assets declined 6.2% to $1.56 billion for the three months ended December 31, 2010, compared with $1.67 billion for the three months ended December 31, 2009. The decline in average earning assets was due primarily to lower average loans resulting from a slowdown in new loan originations and loans moved to other real estate owned (OREO).

Average deposits decreased 0.4% to $1.43 billion, down from $1.44 billion for the three months ended December 31, 2009.

Non-Interest Income

Non-interest income for the fourth quarter of 2010 increased 166.1%, or $2.8 million, to $4.5 million compared with $1.7 million in the fourth quarter of 2009. The increase in non-interest income was due primarily to $2.9 million in net gains on sales of securities in the fourth quarter of 2010 compared with a net loss of $7,000 on sales of securities in the fourth quarter of 2009.

Non-Interest Expense

Non-interest expense for the fourth quarter of 2010 increased from the prior year’s fourth quarter due primarily to increased OREO expense. OREO expense increased to $9.9 million in the fourth quarter of 2010 compared with $449,000 in the fourth quarter of 2009, due primarily to increased losses on sales of OREO, OREO write-downs and OREO maintenance costs. FDIC insurance expense increased 14.6% to $705,000 in the fourth quarter of 2010 compared with $615,000 in the fourth quarter of 2009. State franchise tax expense increased 20.7% to $543,000 in the fourth quarter of 2010 compared with $450,000 in the fourth quarter of 2009.

Balance Sheet Review

Total assets declined 6.1%, or $111.1 million, to $1.72 billion at December 31, 2010, from $1.84 billion at December 31, 2009. The Company’s loan portfolio decreased 7.8%, or $110.2 million, to $1.30 billion from $1.41 billion at December 31, 2009, due primarily to softness in loan demand and troubled loans moving through the collection, foreclosure, and disposition process. Deposits at December 31, 2010 decreased 4.1% to $1.47 billion from $1.53 billion at December 31, 2009, due primarily to fewer certificates of deposit.

Asset Quality

Non-performing loans increased to $60.4 million, or 4.63% of total loans, at December 31, 2010, compared with $45.8 million, or 3.45% of total loans, at September 30, 2010. Non-performing loans were down $24.5 million from $84.9 million, or 6.00% of total loans, at December 31, 2009, due primarily to troubled loans working their way through the collection, foreclosure and disposition process. Foreclosed properties at December 31, 2010, decreased to $67.6 million compared with $73.6 million at September 30, 2010, and increased in comparison with $14.5 million at December 31, 2009. Our ratio of non-performing assets to total assets increased during the quarter to 7.43% at December 31, 2010, compared with 6.71% at September 30, 2010, and 5.42% at December 31, 2009.

Our loan loss reserve as a percentage of total loans increased to 2.63% at December 31, 2010, compared with 1.87% at December 31, 2009. Net loan charge-offs for the fourth quarter of 2010 were $10.6 million, or 0.81% of average loans for the quarter.

Our provision for loan losses was $15.5 million in the fourth quarter of 2010, compared with $5.0 million in the third quarter of 2010, and $9.0 million in the prior year fourth quarter.

“We remain focused on improving loan quality and reducing our level of non-performing assets,” continued Ms. Bouvette. “We believe our active write-down of OREO to reflect declining values during the year, and the charge-offs made at year-end 2010 have better aligned our loan portfolio values with the current economic conditions in our markets.”

PBIB-G PBIB-F

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

Additional Information

Unaudited supplemental financial information for the fourth quarter and year ending December 31, 2010 follows.

PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

	Three	Three	Three	Twelve	Twelve
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	12/31/10	9/30/10	12/31/09	12/31/10	12/31/09

Income Statement Data
Interest income	$20,315	$21,340	$23,517	$86,407	$94,466
Interest expense	6,229	6,764	8,617	28,841	40,412

Net interest income	14,086	14,576	14,900	57,566	54,054
Provision for loan losses	15,500	5,000	9,000	30,100	14,200

Net interest income after provision	(1,414)	9,576	5,900	27,466	39,854

Service charges on deposit accounts	714	757	793	2,984	3,112
Income from fiduciary activities	236	226	230	987	875
Net gain on sales of loans originated for sale	144	135	88	554	411
Net gain (loss) on sales of securities, net	2,896	2,175	(7)	5,152	315
Other than temporary impairment on securities	(132)	–	–	(597)	–
Other	604	638	573	2,502	2,381

Non-interest income	4,462	3,931	1,677	11,582	7,094

Salaries & employee benefits	3,176	3,849	3,519	14,903	15,009
Occupancy and equipment	988	1,070	946	4,095	3,918
FDIC insurance	705	855	615	2,971	2,203
FDIC special insurance assessment	–	–	–	–	781
Franchise tax	543	543	450	2,172	1,800
Other real estate owned expense	9,859	2,163	449	16,254	1,155
Professional fees	270	239	295	1,067	901
Postage and delivery	153	183	191	722	752
Communications expense	199	179	161	737	729
Advertising	131	104	88	408	492
Other	943	764	654	3,149	2,716

Non-interest expense	16,967	9,949	7,368	46,478	30,456

Income (loss) before income taxes	(13,919)	3,558	209	(7,430)	16,492
Income tax expense (benefit)	(4,989)	1,137	(17)	(3,046)	5,424
				3
Net income (loss)	(8,930)	2,421	226	(4,384)	11,068
Less:
Dividends on preferred stock	437	498	438	1,810	1,750
Accretion on preferred stock	45	44	44	177	176
Earnings (loss) allocated to participating securities	(365)	88	–	(184)	–

Net income (loss) available to common	$(9,047)	$1,791	$(256)	$(6,187)	$9,142

Weighted average shares – Basic	11,707,334	11,021,658	9,194,262	10,333,499	9,182,487
Weighted average shares – Diluted	11,707,334	11,580,371	9,194,262	10,333,499	9,182,487

Basic earnings (loss) per common share	$(0.77)	$0.16	$(0.03)	$(0.60)	$1.00
Diluted earnings (loss) per common share	$(0.77)	$0.15	$(0.03)	$(0.60)	$1.00
Cash dividends declared per common share	$0.01	$0.10	$0.19	$0.49	$0.76

PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

	Three	Three	Three	Twelve	Twelve
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	12/31/10	9/30/10	12/31/09	12/31/10	12/31/09

Average Balance Sheet Data
Assets	$1,716,430	$1,704,043	$1,750,225	$1,747,648	$1,714,131
Loans	1,317,606	1,335,357	1,394,429	1,353,295	1,371,034
Earning assets	1,564,243	1,563,599	1,667,417	1,618,541	1,637,103
Deposits	1,433,921	1,402,842	1,440,017	1,459,041	1,385,572
Long-term debt and advances	60,845	81,441	116,122	81,741	140,259
Interest bearing liabilities	1,402,052	1,393,425	1,469,548	1,450,133	1,437,706
Stockholders’ equity	201,478	201,126	173,440	188,015	168,752

Performance Ratios
Return on average assets	-2.06%	0.56%	0.05%	-0.25%	0.65%
Return on average equity	-17.58	4.78	0.52	-2.33	6.56
Yield on average earning assets (tax equivalent)	5.18	5.44	5.62	5.37	5.80
Cost of interest bearing liabilities	1.76	1.93	2.33	1.99	2.81
Net interest margin (tax equivalent)	3.60	3.73	3.57	3.59	3.33
Efficiency ratio	107.49	60.92	44.43	71.96	50.06

Loan Charge-off Data
Loans charged-off	$(10,638)	$(2,514)	$(4,619)	$(22,461)	$(7,731)
Recoveries	31	70	53	254	271

Net charge-offs	$(10,607)	$(2,444)	$(4,566)	$(22,207)	$(7,460)

PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

	As of	As of	As of
	12/31/10	9/30/10	12/31/09

Assets
Loans	$1,303,013	$1,328,695	$1,413,252
Loan loss reserve	(34,285)	(29,392)	(26,392)

Net loans	1,268,728	1,299,303	1,386,860
Securities available for sale	106,309	150,569	168,721
Federal funds sold & interest bearing deposits	6,742	120,591	157,091
Cash and due from financial institutions	178,693	46,279	15,082
Premises and equipment	22,468	22,708	23,610
Other real estate owned	67,635	73,645	14,548
Goodwill	23,794	23,794	23,794
Accrued interest receivable and other assets	49,583	43,290	45,384

Total Assets	$1,723,952	$1,780,179	$1,835,090

Liabilities and Equity
Certificates of deposit	$1,166,820	$1,093,032	$1,238,189
Interest checking	87,690	80,153	77,108
Money market	80,082	78,232	84,160
Savings	34,678	35,222	33,376

Total interest bearing deposits	1,369,270	1,286,639	1,432,833
Demand deposits	98,398	103,424	97,263

Total deposits	1,467,668	1,390,063	1,530,096
Federal funds purchased & repurchase agreements	11,616	34,083	11,517
FHLB advances	15,022	110,763	82,980
Junior subordinated debentures	33,550	33,775	34,000
Accrued interest payable and other liabilities	6,681	8,922	7,163

Total liabilities	1,534,537	1,577,606	1,665,756
Stockholders’ equity	189,415	202,573	169,334

Total Liabilities and Stockholders’ Equity	$1,723,952	$1,780,179	$1,835,090

Ending shares outstanding	11,846,107	11,845,776	9,194,262
Book value per common share	$12.76	$13.87	$14.61
Tangible book value per common share	10.33	11.11	11.44

Asset Quality Data
Loan 90 days or more past due still on accrual	$594	$7,048	$5,968
Non-accrual loans	59,799	38,784	78,888

Total non-performing loans	60,393	45,832	84,856
Real estate acquired through foreclosures	67,635	73,645	14,548
Other repossessed assets	52	53	80

Total non-performing assets	$128,080	$119,530	$99,484

Non-performing loans to total loans	4.63%	3.45%	6.00%
Non-performing assets to total assets	7.43	6.71	5.42
Allowance for loan losses to non-performing loans	56.77	64.13	31.10
Allowance for loan losses to total loans	2.63	2.21	1.87

Risk-based Capital Ratios
Tier I leverage ratio	11.08%	11.71%	9.59%
Tier I risk-based capital ratio	14.39	14.44	11.93
Total risk-based capital ratio	16.32	16.35	13.83

FTE employees	286	288	278

CONTACT:
Porter Bancorp, Inc.
Maria L. Bouvette, President and CEO, 502-499-4800